Exhibit 5.1
                                 March 7, 2000
Cyclo3pss Corporation
3646 West 2100 South
Salt Lake City, Utah 84120

      Re:   Opinion Letter

Gentlemen:

      You have requested our opinion as counsel for Cyclo3pss Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of the following described shares: (1) up to 4,202,727 shares issuable at $.065 per share under the terms of three Employee Stock Option Agreements; (ii) 211,530 shares issued as compensation to non-employee directors of the Company in lieu of cash directors fees; (iii) 200,000 shares issued as compensation in lieu of cash consulting fees; and (iv) 150,000 shares issued as compensation in lieu of cash fees.

      You have informed us that such shares were not and will not be issued for capital raising services and under the terms of Form S-8, the Company is entitled to register such shares on such Form.

      We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission or about March 7, 2000 (the "Registration Statement"). We further have examined the Amended and Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed. We have also examined and have relied upon a Certificate of the President and Secretary of the Company as to certain matters relating to the valuation of the Company's shares.

      Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,

                                    COHNE, RAPPAPORT & SEGAL, P.C.

                                    /s/ Cohne, Rappaport & Segal

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